EXHIBIT 3.47

ARTICLES OF INCORPORATION

OF

CONTINUITY VENTURE CAPITAL CORP

The undersigned, acting as incorporator of a corporation under West Virginia Code § 31-1-27, adopts the following Articles of Incorporation for such corporation, FILED IN DUPLICATE:

I. The name of the corporation shall be CONTINUITY VENTURE CAPITAL CORP.

II. The address of the principal office of the corporation will be located at 300 Kanawha Boulevard, Suite 400, Charleston, Kanawha County, West Virginia, and the mailing address of the corporation shall be P. O. Box 1951, 300 Kanawha Boulevard, Suite 400, Charleston, West Virginia 25327.

III. The purpose or purposes for which this corporation is formed are as follows:

To act as a “capital company” in accordance with the West Virginia Capital Company Act and the rules and regulations promulgated thereunder, including but not limited to, making venture and risk capital available in the State of West Virginia for qualified investments, and encouraging and assisting the creation, development and expansion of West Virginia businesses; and to transact any or all lawful business for which corporations may he incorporated under the laws of the State of west Virginia.

IV. Provisions for the regulation of the internal affairs of the corporation are:

A. The corporation shall indemnify each member of the Board and each officer of the corporation now or hereafter serving as such, who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action by, or in the right of, the corporation), by reason of the fact that he is or was a Board member, officer or agent of the corporation or is or was serving at the request of the corporation as a Board member, officer or agent of another corporation, partnership, joint venture, limited liability company, trust or other enterprise.

B. The indemnification shall be against expenses (including attorneys fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the aforementioned individuals in connection with such action, suit or proceeding, including any appeal thereof, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation.

C. No indemnification shall be made to any claim, issue or matter as to which such person shall have been adjudged in such action, suit or proceeding to be liable for gross negligence or willful misconduct in the performance of his duties to the corporation, except to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability and in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that such court shall deem proper. Indemnity with respect to any criminal action or proceeding will be provided only when the Board member or officer had no reasonable cause to believe his act was unlawful.

D. The amount paid to any Board member, officer or agent of the corporation by way of indemnification shall not exceed the actual, reasonable and necessary expenses incurred in connection with matter involved. The foregoing right of indemnification shall be in addition to, but not exclusive of, any other right to which such Board member, officer or agent of the corporation may otherwise be entitled by law.

E. In furtherance of this indemnification provision the corporation may purchase and maintain insurance providing insurance coverage for any liability asserted against the corporation’s officers and directors, whether or not the corporation would have the power to indemnify its officers and directors against such liability.

V. The amount of total authorized capital stock of the corporation shall be $600,000, which shall be divided into 6,000 shares of stock with a par value of $100.00 per share.

VI. The existence of the corporation is to be perpetual.

VII. The person to whom notice or process may be sent shall be General Counsel, A.T. Massy Coal Company, Inc., 4 North Fourth Street, Richmond, Virginia 23219.

VIII. The full name and address of the Incorporator is:

NAME	ADDRESS
Jeffrey M. Jarosinski	P. O. Box 26765 Richmond, Virginia 23261

IX. The number of directors constituting the initial board of directors of the corporation is three and the name and address of the person(s) who shall serve as directors until the first annual meeting of shareholders or until their successor(s) are elected and shall qualify are:

NAME	ADDRESS
Don L. Blankenship	P. O. Box 26765
Richmond, Virginia 23261

James D. Slater	P. O. Box 457
Whitesville, West Virginia 25209

Bennett K. Hatfield	P.O. Box 26765
Richmond, Virginia 23261

X. The shareholders of the corporation shall have no preemptive rights.

THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of West Virginia, does hereby make and file these Articles of Incorporation, and has accordingly hereto set his hand this 2nd day of January, 1996.

/s/ Jeffrey M. Jarosinski

Jeffrey M. Jarosinski

Prepared By:

Mark A. Ferguson

GEORGE, FERGUSON & LORENSEN

Attorneys-at-Law

950 One Valley Square

Charleston, West Virginia 25301

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